UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.3

Date of Report:
(Date of earliest event reported)
April 24, 2019

Rent-A-Center, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38047	45-0491516
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5501 Headquarters Drive
Plano, Texas 75024
(Address of principal executive offices and zip code)

(972) 801-1100
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 24, 2019, Mr. J.V. Lentell notified Rent-A-Center, Inc. (the “Company”) of his intent to resign as a director of the Company immediately after the conclusion of the regular meeting of the board of directors of the Company (the “Board”) to be held immediately following the annual meeting of stockholders of the Company called for June 4, 2019 (the “2019 Annual Meeting of Stockholders”). Mr. Lentell has served Chairman of the Board since December 2017.
Mr. Lentell’s resignation is not as a result of any disagreement with the Company or regarding any matter related to the Company’s operations, policies, or practices.
Following the receipt of such notice from Mr. Lentell, the Board appointed Jeffery J. Brown as Chairman of the Board. Mr. Brown has served as a member of the Board since June 2017.
Mr. Brown is the Chief Executive Officer and founding member of Brown Equity Partners, LLC, which provides capital to management teams and companies needing equity. Mr. Brown’s venture capital and private equity career spans 30 years, including positions with Hughes Aircraft Company, Morgan Stanley & Company, Security Pacific Capital Corporation and Bank of America Corporation. Since June 2015, Mr. Brown has served as the Lead Director of Medifast, Inc., where he also serves as chairman of the Audit Committee and and is a member of the Executive Committee. Mr. Brown also serves as a director and member of the Audit Committee of Cadiz, Inc. Mr. Brown previously served as a director of Outerwall Inc., Midatech Pharma PLC, and Nordion, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENT-A-CENTER, INC.

Date:	April 25, 2019	By:	/s/ Dawn M. Wolverton
Dawn M. Wolverton
Vice President - Assistant General Counsel and Secretary